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                                                                    Exhibit 99.1

                        [LETTERHEAD OF NEUBERGER BERMAN]

FOR IMMEDIATE RELEASE

CONTACT:
Jeffrey B. Lane
President and CEO                         Margaret Towers
Neuberger Berman                          TowersGroup
212-476- 5401                             212-354-5020


                     NEUBERGER BERMAN PROMOTES ROBERT MATZA
                           TO CHIEF OPERATING OFFICER


NEW YORK, January 19, 2001... Neuberger Berman (NYSE: NEU) announced today that Robert Matza, Executive Vice President and Chief Administrative Officer, has been named as Chief Operating Officer. Mr. Matza also serves as a Director of Neuberger Berman Inc.

Mr. Matza takes on the additional responsibility of running the day-to-day business operations of the company. Further, he will continue to be in charge of research sales, trading, administration, finance, technology, securities clearance, correspondent clearing services and prime brokerage services.

"Bob Matza is a gifted manager and an extraordinarily capable businessperson," said Jeffrey B. Lane, Neuberger Berman President and Chief Executive Officer. "He was instrumental in taking Neuberger Berman public in 1999 and in helping to transform the company into an organization accountable to an external shareholder base. In addition, he's been indispensable in helping me run the company and setting our strategic direction. We're very pleased he has agreed to assume the additional role of Chief Operating Officer," Mr. Lane concluded.


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NEUBERGER BERMAN PROMOTES/PAGE 2

Prior to joining Neuberger Berman in April 1999, Mr. Matza had been Deputy Treasurer of Citigroup Inc. following the Travelers Group and Citicorp merger, and before that, Treasurer of Travelers Group Inc. He previously spent 16 years with Lehman Brothers and its predecessors, where he most recently served as Managing Director and Chief Financial Officer and Member of the Corporate Management Committee of Lehman Brothers Holdings Inc.

A Certified Public Accountant, Mr. Matza earned his bachelors degree from the University at Albany, and his MBA in finance from New York University. Mr. Matza also serves on the Dean's Advisory Board of the University at Albany's School of Business.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company with approximately $56 billion in assets under management, as of September 30, 2000. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies, including private asset management, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at WWW.NB.COM. The firm is headquartered in New York with offices in major cities throughout the United States.

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